DEFA14A

PROXY STATEMENT PURSUANT TO SECTION 14 (a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant	[X]
Filed by a Party other than the	[_]
Registrant

Check the appropriate box:

Dreyfus Short Duration Bond Fund Level I Script

(CONFIRM RECEIPT OF PROXY MATERIAL AND SOLICIT RESPONSE)

REBUTTALS

Shareholder states a different address during confirmation:

Our records indicate a different address. Is it possible the account has been registered at a different address?

Wrong address / information given by shareholder:

Mr./Mrs./Ms. (SHAREHOLDER’S LAST NAME) I apologize but the address / information that you just recited for me doesn’t match our records and, therefore, I can’t take your vote by telephone. Instead, I urge you to complete, sign, date and return your proxy card or voting instruction form at your earliest convenience, or vote your shares by touch-tone telephone or on the Internet by following the instructions provided on your proxy card or voting instruction form. Thank you for your time and have a good (morning, afternoon, evening).

S/h neglects to state middle initial/name suffix/street direction/apartment during confirmation.

Our records also show a (middle initial/name suffix/street direction/apartment). Can you please confirm that as well? (If incorrect, go to Wrong address / information given by shareholder)

“Why do I need to vote?” or “Why is it so important that I vote?”

We want to ensure that your shares are represented at the upcoming special meeting of shareholders. If there is a lack of shareholder participation, the meeting might be delayed or adjourned, which may create additional solicitation costs. The Board has approved and is recommending a vote “In Favor”. May I record your vote at this time?

Shareholder refuses to vote or give address:

I understand you don’t wish to vote at this time, please remember your vote is very important and your time is appreciated. If you change your mind and would like us to assist you in voting by telephone, please call us back toll-free at 1-877-478-5047 Monday through Friday between 9:00 AM and 10:00 PM Eastern Time and Saturday between 10:00 AM and 6:00 PM Eastern Time. You can vote at any time by completing, signing, dating and returning your proxy card or voting instruction form using the postage-paid envelope provided, or by touch-tone telephone or on the Internet by following the instructions provided on your proxy card or voting instruction form. Thank you for your time and have a good (morning, afternoon, evening).

ANSWERING MACHINE SCRIPT:

Hello. My name is [AGENT’S FULL NAME] and I am calling from D.F. King & Co. regarding your investment in the Dreyfus Short Duration Bond Fund. You should have recently received proxy materials in the mail concerning the Fund’s Special Meeting of Shareholders to be held on March 10, 2016. Your vote is important. Please sign, date and promptly mail your proxy card in the postage-paid envelope provided. Internet or touch-tone telephone voting also is available. Please follow the instructions provided on your proxy card. If you have any questions, would like to vote or need new proxy materials, please call D.F. King, which is your Fund’s proxy solicitor, at 1-877-478-5047. Thank you.

What are shareholders being asked to vote on?

PROPOSAL 1: To approve changing the Dreyfus Short Duration Bond Fund’s (the “Fund”) investment objective (“Proposal 1”).

Why are shareholders being asked to approve changing the Fund’s investment objective?

Although not required to be a fundamental policy, the Fund’s investment objective currently is a fundamental policy, which can only be changed with the approval of the Board and the holders of a majority (as defined in the Investment Company Act of 1940, as amended (the “Act”)) of the Fund’s outstanding voting securities. If shareholders approve Proposal 1, the Fund’s new investment objective would remain a fundamental policy.

What is the proposed change to the investment objective?

The proposed change to the investment objective is as follows:

Current Investment Objective: To seek to maximize total return, consisting of capital appreciation and current income.

Proposed Investment Objective: To seek high current income consistent with the maintenance of liquidity and low volatility of principal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 1

PROPOSAL 2: To approve changing the Fund’s investment policy regarding industry concentration (“Proposal 2”, and together with Proposal 1, the “Proposals”).

Why are shareholders being asked to approve changing the Fund’s investment policy regarding industry concentration?

The Fund’s investment policy regarding industry concentration is a fundamental policy, which can only be changed with the approval of the Board and the holders of a majority (as defined in the 1940 Act) of the Fund’s outstanding voting securities.

What is the proposed change to the investment policy regarding industry concentration?

The proposed change to the investment policy regarding industry concentration is as follows:

Current Policy: The Fund may not invest more than 25% of the value of its total assets in the securities of issuers in any single industry, provided that there shall be no limitation on the purchase of obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities.

Proposed Policy: The Fund will invest more than 25% of its total assets in securities issued by companies in the financial services industry and repurchase agreements secured by such obligations and will not invest more than 25% of its total assets in the securities of issuers in any other industry, provided that there shall be no limitation on the purchase of obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities. Notwithstanding the foregoing, for temporary defensive purposes the Fund may invest less than 25% of its assets in securities issued by companies in the financial services industry.

If approved, how would the change to the investment policy affect the Fund’s investment management?

The proposed change to the Fund’s investment policy regarding industry concentration would require the Fund, under normal circumstances, to invest more than 25% of its total assets in securities issued by companies in the financial services industry, including companies involved in activities such as banking, mortgage, consumer or specialized finance, investment banking, securities brokerage, asset management and custody, insurance, financial investment, real estate and mortgage finance and financial conglomerates, and repurchase agreements secured by such obligations. The Fund will, however, be permitted to invest less than 25% of its assets in securities issued by companies in the financial services industry for temporary defensive purposes. Permitting the Fund to invest more than 25% of its total assets in securities issued by companies in the financial services industry should help the Fund seek to achieve its proposed investment objective.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2

How does the Fund’s Board recommend I vote?

The Dreyfus Corporation (“Dreyfus”), the Fund’s investment adviser, has recommended, and the Board has approved, repositioning the Fund with a shorter maturity on the ultra short bond fund spectrum, but with a longer maturity than money market funds. To implement the investment management-related changes [Note to agent: as described below] designed to reposition the Fund, the Fund must obtain shareholder approval to change its investment objective and investment policy regarding industry concentration. The Board unanimously recommends that shareholders approve the Proposals.

How will shareholders benefit from the proposed repositioning of the Fund?

The investment management-related changes are designed to provide Fund shareholders with a high degree of share price stability while generating higher returns than money market funds over time.

Will the Fund be a money market fund?

The Fund would not be a money market fund and would not be subject to the maturity, quality, liquidity and diversification requirements applicable to money market funds. The Fund’s share price would fluctuate and there can be no guarantee that the Fund would generate higher returns than money market funds.

How would the Fund’s investment management change as a result of approval of the Proposals?

As proposed to be repositioned, the Fund’s investment objective would seek high current income consistent with the maintenance of liquidity and low volatility of principal; not total return, its current investment objective. In addition, the Fund would invest in a broad range of U.S. dollar-denominated debt securities, including money market instruments, and would only buy individual securities with remaining maturities of 18 months or less, or that have demand or other features which reduce their maturities to 18 months or less at the time of purchase. Many of these securities are issued by companies in the financial services industry, and the Fund normally would invest more than 25% of its assets (i.e., concentrate) in securities issued by companies in the financial services industry and repurchase agreements secured by such securities.

The Fund no longer would be required to normally invest at least 80% of its net assets, plus any borrowings for investment purposes, in bonds (or other instruments with similar economic characteristics). In addition, the Fund no longer would be permitted to use derivatives as part of its principal investment strategy or invest in private mortgage-related securities. The current limitation on investing no more than 30% of the Fund’s assets in bonds of foreign governments and companies would be eliminated. The Fund, however, would only invest in U.S. dollar-denominated foreign securities and would no longer be permitted to invest in securities of issuers of emerging market countries. Any investment in pay-in-kind securities (debt securities that typically do not pay interest for a specified period of time and then pay interest at a series of different rates) or floating rate loans (loans that pay interest at rates that are determined periodically on the basis of a floating base lending rate plus a premium or credit spread) would be limited to no more than 5% of the Fund’s assets, respectively.

If approved, when would the changes take place?

If shareholders approve the Proposals, the investment management-related and other changes described in the Proxy Statement, would take effect on or about April 1, 2016.

If the Proposals are approved, who will be responsible for the day-to-day management of the Fund?

Consistent with the shorter maturities of the Fund’s proposed investments, which include a focus on money market instruments, the Fund’s current primary portfolio managers would be replaced with a new primary portfolio manager — Patricia Larkin. Ms. Larkin is the Chief Investment Officer of Money Market Strategies for BNY Mellon Cash Investment Strategies, a division of Dreyfus. Ms. Larkin has been employed by Dreyfus since 1981.

Will the name of the Fund change if the Proposals are approved by shareholders?

Yes. The Fund’s name will be changed to “Dreyfus Ultra Short Income Fund” to better reflect the proposed repositioning of the Fund.

Are there any additional changes to the Fund that will be made as part of the repositioning that do not require Shareholder approval?

Yes. In addition to changing the Fund’s name and portfolio management, other changes include: Investment Management-Related Changes. The Board also approved changing certain other investment policies and types of investments that are permissible for the Fund to reposition the Fund. These changes include: replacing the Fund’s effective duration limit with a shorter final maturity limit to position the Fund with a shorter maturity on the ultra short bond fund spectrum; and changing the Fund’s primary benchmark index to the BofA/Merrill Lynch 3-Month U.S. Treasury Bill Index, which is more reflective of the manner in which the Fund’s assets would be invested.

For Internal Distribution Only Page 3

Share Class and Investment Minimum Changes. The Board also approved changes to the Fund’s multiple class structure, including converting the Fund’s Class I shares into Class Y shares and redesignating Class Y shares as “Institutional” shares, and increasing the minimum initial investment and account balance requirements for Institutional shares and Class D shares. No changes were proposed for the Fund’s Class Z shares. There would be no changes to the minimum account balance requirements for current holders of Class D, Class I and Class Y shares.

Management Fee Waiver and Expense Caps. In connection with the Proposals, Dreyfus has contractually agreed to waive receipt of a portion of its management fee in the amount of 0.05% of the value of the Fund’s average daily net assets for a period of two years from the effective date of the changes, which would apply to all share classes. In addition, Dreyfus currently has contractually agreed, until April 1, 2016, to waive receipt of its fees and/or assume the direct expenses of the Fund so that the expenses of none of the classes (excluding Rule 12b-1 fees, shareholder services fees, taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceed 0.35%. If shareholders approve the Proposals, Dreyfus also would extend the current expense cap on the Fund’s Class D and Class Z shares until April 1, 2017, and would institute a new, lower expense cap on the Fund’s Institutional shares of 0.20% (excluding taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) for a period of two years after the effective date of the changes. There will be no diminution of services provided by Dreyfus as a result of the cap on the Fund’s management fee or total expense ratios.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR BOTH PROPOSALS

VOTING METHODS
PHONE:	To cast your vote by telephone with a proxy specialist, call 1-877-478-5047.
Representatives are available to take your voting instructions Monday through
Friday 9:00 a.m. to 10:00 p.m. and Saturday 10:00 a.m. to 6:00 pm Eastern Time.
MAIL:	To vote your proxy by mail, check the appropriate voting box on the proxy card, sign and date the card and return it in the enclosed postage-paid envelope.
TOUCH-TONE:	To cast your vote via a touch-tone voting line, call the toll-free number and enter the control number found on your proxy card.
INTERNET:	To vote via the Internet, go to the website on your proxy card and enter the control number found on the proxy card.

Proxy Materials Are Available Online At:	www.dreyfus.com/proxyinfo

NAME OF FUND	TICKER	CUSIP	CLASS
Dreyfus Short Duration Bond Fund	DSIGX	261919104	Z
Dreyfus Short Duration Bond Fund	DSDDX	261919203	D
Dreyfus Short Duration Bond Fund	DSIDX	261919302	I
Dreyfus Short Duration Bond Fund	DSYDX	261919401	Y

For Internal Distribution Only			Page 4